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As filed with the Securities and Exchange Commission on September 27, 2004

Registration No. 333-119035

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective
Amendment No.1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Metropolitan Edison Company
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	23-0870160 (I.R.S. Employer Identification Number)

c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
(800) 736-3402
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

Leila L. Vespoli, Esq.
Senior Vice President and General Counsel
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
(800) 736-3402
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Lucas F. Torres, Esq. Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, NY 10022 (212) 872-1000 Fax: (212) 872-1002	Douglas E. Davidson, Esq. Thelen Reid & Priest LLP 875 Third Avenue New York, NY 10022-6225 (212) 603-2000 Fax: (212) 603-2001

       Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the registration statement becomes effective.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 1746 of the Pennsylvania Business Corporation Law (PBCL) and our Bylaws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        Section 1713 of the PBCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the director has breached or failed to perform his or her duties and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director's responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

        Section 32 of the Registrant's By-Laws (as amended) provides as follows:

        (a)   A director shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, on or after January 27, 1987 unless the director has breached or failed to perform the duties of his office under Section 1721 of the Business Corporation Law, as the same may be amended from time to time, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The provisions of this subsection (a) shall not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to local, State or Federal law.

        (b)   The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the corporation or otherwise, by reason of the fact that he was a director, officer or employee of the corporation (and may indemnify any person who was an agent of the corporation), or a person serving at the request of the corporation as a director, officer, partner, fiduciary or trustee of another Company, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by law, including without limitation indemnification against expenses (including attorneys' fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim for indemnification is finally determined by a court to have constituted willful misconduct or recklessness.

        (c)   The corporation shall pay the expenses (including attorneys' fees and disbursements) actually and reasonably incurred in defending a civil or criminal action, suit or proceeding on behalf of any person entitled to indemnification under subsection (b) in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation, and may pay such expenses in advance on behalf of any agent on receipt of a similar undertaking. The financial ability of such person to make such repayment shall not be a prerequisite to the making of an advance.

        (d)   For purposes of this Section: (i) the corporation shall be deemed to have requested an officer, director, employee or agent to serve as fiduciary with respect to an employee benefit plan where the performance by such person of duties to the corporation also imposes duties on, or otherwise involves services by, such person as a fiduciary with respect to the plan; (ii) excise taxes assessed with respect to any transaction with an employee benefit plan shall be deemed "fines"; and (iii) action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

        (e)   To further effect, satisfy or secure the indemnification obligations provided herein or otherwise, the corporation may maintain insurance, obtain a letter of credit, act as self-insurer, create a reserve, trust, escrow, cash collateral or other fund or account, enter into indemnification agreements, pledge or grant a security interest in any assets or properties of the corporation, or use any other mechanism or arrangement whatsoever in such amounts, at such costs, and upon such other terms and conditions as the Board of Directors shall deem appropriate.

        (f)    All rights of indemnification under this Section shall be deemed a contract between the corporation and the person entitled to indemnification under this Section pursuant to which the corporation and each such person intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not limit, but may expand, any rights or obligations in respect of any proceeding whether commenced prior to or after such change to the extent such proceeding pertains to actions or failures to act occurring prior to such change.

        (g)   The indemnification, as authorized by this Section, shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in any official capacity and as to action in any other capacity while holding such office. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall continue as to a person who has ceased to be an officer, director, employee or agent in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors and administrators of such person.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

Exhibit No.	Description
3(a)*	Restated Articles of Incorporation of Metropolitan Edison Company dated March 8, 1999 (Incorporated by reference to Exhibit 3-E, 1999 Annual Report on Form 10-K, SEC File No. 1-446).
3(b)*	By-laws of Metropolitan Edison Company as amended May 16, 2000 (Filed as Exhibit 3-F to 2000 Annual Report on Form 10-K)
4(a)**	Registration Rights Agreement, dated as of March 25, 2004, among Metropolitan Edison Company, J.P. Morgan Securities, Inc. and Wachovia Capital Markets, LLC, as Representatives of the Initial Purchasers named therein.
4(b)*	Indenture, dated as of July 1, 1999 between Metropolitan Edison Company and United States Trust Company of New York, Trustee (Incorporated by reference to Exhibit C-154 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, SEC File No. 30-126).
4(c)**	Form of Exchange Note due 2014.
5(a)	Opinion of Gary D. Benz, Esq.
5(b)	Opinion of Akin Gump Strauss Hauer & Feld LLP.
12 **	Statement of computation of ratio of earnings to fixed charges of Metropolitan Edison Company.
15 **	Letter of PricewaterhouseCoopers LLP re: unaudited interim financial information.
23(a)	Consent of Gary D. Benz, Esq. (included in Exhibit 5(a)).
23(b)	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5(b)).
23(c)**	Consent of PricewaterhouseCoopers LLP.
24 **	Power of Attorney (See Signature Page).
25 **	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Indenture.
99(a)**	Form of Letter of Transmittal.
99(b)**	Form of Notice of Guaranteed Delivery.
99(c)**	Form of Letter to Registered Holders and/or DTC Participants.

*
Incorporated by reference herein as indicated.
**
Previously filed.

        (b)   Financial Statement Schedules.

        None.

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, State of Ohio, on the 27th day of September, 2004.

METROPOLITAN EDISON COMPANY
By	/s/ HARVEY L. WAGNER Harvey L. Wagner Vice President and Controller

        Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Anthony J. Alexander	President and Director (principal executive officer)	September 27, 2004
* Richard H. Marsh	Senior Vice President, Chief Financial Officer and Director (principal financial officer)	September 27, 2004
* Harvey L. Wagner	Vice President and Controller (principal accounting officer)	September 27, 2004
* Leila L. Vespoli	Senior Vice President, General Counsel and Director	September 27, 2004

*By:	/s/ LUCAS F. TORRES Lucas F. Torres Attorney-in-fact

S-1

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PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES